Exhibit 99.1

FOR IMMEDIATE RELEASE:	November 15, 2013
CONTACT:	Paul Askegaard
Aetrium Incorporated
(651) 704-1812
NASDAQ:	ATRM

AETRIUM REPORTS MANAGEMENT AND BOARD CHANGES

St. Paul, Minn (11/15/13)—Aetrium Incorporated (Nasdaq:ATRM) today announced that Daniel M. Koch, the Company’s Vice President – Marketing, has been appointed President and Chief Executive Officer, and Paul H. Askegaard, the Company’s Chief Financial Officer, has also been appointed Secretary, each effective as of November 15, 2013. Messrs. Koch and Askegaard have also been elected to the Company’s Board of Directors, effective as of November 15, 2013.

Joseph C. Levesque retired from the positions of President and Chief Executive Officer, and resigned from the Company’s Board of Directors, effective as of November 15, 2013. Douglas L. Hemer resigned from the position of Secretary and from the Company’s Board of Directors, effective as of November 15, 2013. Darnell L. Boehm also resigned from the Company’s Board of Directors, effective as of November 15, 2013.

“We are excited about the management changes and board additions. The Board and management are committed to maximizing shareholder value,” said Jeffrey E. Eberwein, Aetrium’s newly-elected Chairman of the Board.

Following these changes, the Company’s Board of Directors is composed of Messrs. Koch and Askegaard, Jeffrey E. Eberwein, Richard K. Coleman, Jr. and Galen Vetter. The Company will be holding its annual meeting of shareholders on December 19, 2013.

Certain matters in this news release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the Company’s SEC filings, including its Form 10-K for the year ended December 31, 2012.

Aetrium, based in North St. Paul, Minnesota, is a supplier of handling equipment used by the worldwide semiconductor industry to test ICs. The company’s products are used by customers to improve efficiency and provide thermal environments for devices during test, including MEMS test environments. Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM. More information about Aetrium is available on the internet at www.Aetrium.com.